Exhibit 10.3

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (this “Amendment”) effective July 26, 2017 (the “Second Amendment Effective Date”) is an amendment to that certain Employment Agreement (the “Agreement”) dated as of September 28, 2015 and amended March 7, 2017, by and between Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 12 Bazel St. Petach Tikva, Israel (the “Subsidiary”), Brainstorm Cell Therapeutics Inc. (the “Company”) and Chaim Lebovits (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subsection 3.1 to the Agreement is hereby deleted in its entirety and amended and restated as follows:

3.1 COMPENSATION APPROVED ON SECOND AMENDMENT EFFECTIVE DATE:

(a) Salary. From the Second Amendment Effective Date the Company shall pay Employee an annualized gross base salary of USD $500,000 (the “Salary”) paid in accordance with the Company’s normal payroll practices.

(b) Bonus. On and after the Second Amendment Effective Date, Employee shall be eligible to receive an annual cash bonus equal to fifty percent (50%) of Employee’s Base Salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Board (or a committee thereof) and the Employee each year during the employment period. Performance shall be evaluated through a performance management framework and a bonus range based on the target bonus.

(c) Equity Grant. On the Second Amendment Effective Date and on each anniversary thereafter, the Employee shall receive a grant of restricted stock under the Company’s 2014 Global Share Option Plan (or any successor or other equity plan then maintained by the Company; the “Plan”) comprised of a number of shares of common stock of the Company with a fair market value determined based on the price of the Company’s common stock at the end of normal trading hours on the business day immediately preceding the date of grant according to Nasdaq, equal to 30% of the Employee’s Base Salary (each, an “Equity Grant”). Each Equity Grant shall be contingent upon Employee’s execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided the Employee remains continuously employed by the Company from the date of grant through each applicable vesting date. Each Equity Grant shall be subject to accelerated vesting upon a Change of Control of the Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of the Employee’s termination of employment, the Employee shall retain his right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to the Employee. In addition, the Employee shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion.

(d) Option Grant. On the Second Amendment Effective Date the Company shall grant the Employee an option to purchase stock of the Company (the “Option”) on shares with a fair market value (as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the business day immediately preceding the Second Amendment Effective Date according to Nasdaq) of Two Hundred Thousand U.S. Dollars ($200,000) on the Second Amendment Effective Date. The Option shall be fully vested and exercisable as of the date of grant and shall remain exercisable until the 2nd anniversary of the date of grant, regardless of whether the Employee remains employed by the Company. The exercise price per share shall be equal to the fair market value on the date of grant (as determined based on the price of the Company’s common stock immediately preceding normal trading hours on the date of grant according to Nasdaq). The grant of the Option is also contingent upon Employee’s execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company.

(e) Change of Control. “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company, or the exercise of such rights; (D) the right to consent to Company corporate actions; or (E) the exercise of warrants or options.

2.	Section 4 of the Agreement (“TERM OF AGREEMENT”) is hereby deleted in its entirety and amended and restated as follows:

4. TERMINATION AND CONSEQUENCES.

4.1       The Employee’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Employee may terminate this Agreement at any time, (i) for Good Reason (as defined in Section 5(g) below), or (ii) without Good Reason on (A) thirty (30) days’ prior written notice to the Company through the first anniversary of the Effective Date; (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date.

4.2       The Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the term hereof, (i) immediately with Cause (as defined in Section 4.8 below), or (ii) on (A) thirty (30) days’ prior written notice to the Employee through the first anniversary of the Effective Date; or (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date, without Cause.

4.3       Consequences of Termination without Cause or for Good Reason. If the Company terminates this Agreement or Employee’s employment hereunder without Cause or if the Employee terminates this Agreement or his employment hereunder with Good Reason as defined in Section 4.7 hereof, the Company shall: (i) pay the Employee, as severance pay, an amount equal to six (6) months of his Base Salary (which severance pay shall increase to an amount equal to nine (9) months of his then current Base Salary if such termination occurs after the two-year anniversary of the Effective Date and to an amount equal to twelve (12) months of his then current Base Salary if such termination occurs after the third anniversary of the Effective Date; provided Employee was actively employed by the Company on such anniversary date) (assuming Employee is actively employed by the Company on such anniversary date (the “Payment Period”) payable in a lump sum payment within ninety (90) days following the termination date; and (ii) pay the Employee within thirty (30) days of the termination of his employment (or such revised payment period pursuant to Section 4.10 of this Agreement) any portion of the bonus compensation that the Employee would otherwise be entitled to receive during the Payment Period (giving Employee credit for those milestones and performance goals that Employee successfully completed through the effective termination date); (iii) immediately vest in the number of equity or equity based awards that would have vested during the following six (6) months following the effective date of termination of employment; and (iv) shall continue to provide to or pay the cost of continuation of Employee’s and his eligible dependents’ health insurance benefits contemplated under Section 3.7 hereof during the Payment Period. Should the Employee become eligible for health insurance benefits provided by a new employer during the duration of Payment Period, then the Company’s obligation to pay for or reimburse the Employee for health insurance costs will terminate when the Employee’s new health insurance benefit begins. Notwithstanding anything to the contrary, no compensation of any kind shall be payable to the Employee pursuant to this Section 4.3 unless or until Employee executes and delivers a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives), in a form reasonably acceptable to the Company and the Employee, such waiver and release to be delivered by Employee within ten (10) days after the termination of his employment (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

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4.4       Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement or Employee’s employment hereunder with Cause or the Employee terminates this Agreement or his employment hereunder without Good Reason, then (i) Employee’s Base Salary shall be discontinued upon the termination of the Agreement or his employment hereunder, (ii) no bonus compensation, accrued or otherwise, shall be payable for the year in which the termination with Cause or without Good Reason occurs, (iii) to the extent permitted by applicable law, the Employee shall cease to be entitled to participate in any benefit plans or programs maintained by the Company, and (iv) Employee shall forfeit all rights to any unvested Company stock options if terminated by the Company for Cause and shall forfeit all rights with respect to any Company unvested restricted stock if terminated by the Company for Cause or if terminated by the Employee without Good Reason. The Employee shall be entitled to receive payment for all accrued Base Salary and benefits earned through and including the date of termination, including, but not limited to all bonus compensation earned, but not yet paid, for the year preceding the year in which such termination occurs, payment for all accrued, unused vacation, reimbursement of all business expenses incurred through the date of termination, and all vested benefits to which the employee is entitled. In addition, the Employee and his eligible dependents shall be entitled to continue all group health benefits at his or their expense, pursuant to applicable law.

4.5       Consequences of Termination for Death or Disability. If the Employee dies or is unable to perform the Employee Duties and/or any other obligations he may have hereunder because of a Disability (as defined herein) during the term of this Agreement, then the Agreement shall terminate, except that the Company shall pay within thirty (30) days of such event (or such revised payment period pursuant to Section 4.10 of this Agreement) all accrued Base Salary and any bonus compensation that the Employee would otherwise have been entitled to receive through the date that the Employee’s employment with the Company is terminated and for a period of three (3) months thereafter. In the case of a Disability, the Employee shall also receive any applicable payments and benefits pursuant to any disability plan or policy sponsored or maintained by the Company. The unvested Equity Grant shall remain outstanding in accordance with their existing terms and conditions.

4.6       Fringe Benefits. In the case of termination under Sections 4.1, 4.2, 4.3 or 4.4 above, inclusive, subject to applicable law, the Company shall discontinue any other benefits and perquisites provided under Section 3.1 above that are not otherwise provided for effective as of the date that the Company’s obligation to pay Base Salary terminates.

4.7       Definition of Good Reason. “Good Reason” means (i) a material reduction of the Employee’s Base Salary and benefits from the levels in effect immediately prior to the reduction, (ii) a material reduction of the Employee Duties and responsibilities from those in effect immediately prior to the reduction, or (iii) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the Employee and failure by the Company to cure the breach within thirty (30) days thereafter. A termination by the Employee under Sections 4.7(i), 4.7(ii) and/or 4.7(iii) will not be considered a termination for Good Reason unless within thirty (30) days of the later of the last event relied upon by the Employee to establish Good Reason or Employee’s knowledge thereof, the Employee furnishes the Company with a written statement specifying the reason or reasons why he believes he is entitled to terminate his employment for Good Reason and affords the Company at least thirty (30) days during which to remedy the cause thereof. Such thirty (30)-day notice period may run concurrently with the thirty (30)-day notice specified in Section 4.1 above. Any such termination shall not be deemed a breach of the Agreement. If the Company timely cures the condition giving rise to Good Reason for the Employee’s resignation, the notice of termination shall become null and void. If the Company does not timely cure the condition giving rise to Good Reason, the Employee’s termination of employment shall be effective as of the end of such cure period.

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4.8       Definition of Cause. “Cause” means a good faith finding by the Company of: (i) gross negligence or willful misconduct by Employee in connection with the Employee Duties, (ii) Employee’s indictment for, conviction of, or entry of a plea of guilty or no contest or similar plea with respect to any felony, acts of fraud, misrepresentation, embezzlement, theft, dishonesty or breach of fiduciary duty of loyalty to the Company or any of its subsidiaries, or a material and intentional breach of Sections 5, 6, 7 or 8.2 hereof by Employee, (iii) willful or repeated failure to follow specific directives of the CEO and/or the Board (or its committees or other designees), (iv) willful failure by Employee (except where due to Disability or where performance of the Employee’s duties is prohibited by law) or refusal to perform the Employee Duties, which failure or refusal is not corrected by the Employee within ten (10) business days following receipt by the Employee of written notice from the Company of such failure or refusal, and the actions required to correct the same, to the satisfaction of the CEO, (v) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates, (vi) any intentionally wrongful act or omission by the Employee that has a material adverse effect on the reputation or business of the Company or any of its subsidiaries or affiliates, (vii) a willful and/or knowing breach by Employee of any representations or warranties included in this Agreement, or (viii) Employee knowingly allowing any third party to commit any of the acts described in any of the preceding clause (v) against the Company.

4.9       Definition of Disability. “Disability” means the inability of the Employee to perform the Employee Duties pursuant to the terms of this Agreement, because of physical or mental disability where such disability shall have existed for a period of more than ninety (90) consecutive days in any two hundred and seventy (270) day period. The existence of a Disability means that the Employee cannot perform the essential functions of his position with or without reasonable accommodation. The fact of whether or not a Disability exists hereunder shall be determined by a professionally qualified medical expert reasonably chosen by the Company.

4.10       Special Payment Provision. Notwithstanding any provision in the Agreement to the contrary:

(i)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder such that no payment provided hereunder shall be subject to an “additional tax” within the meaning of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall not be subject to any additional tax. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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(ii)       If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(o)(ii) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided.

(iii)       If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

The Company:
BRAINSTORM CELL THERAPEUTICS LTD.	The Employee:

By:	By:
Name:		Chaim Lebovits
Title:

The Parent:
BRAINSTORM CELL THERAPEUTICS INC.

By:
Name:
Title:

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